Exhibit 99.1

FREIT Announces Settlement of Litigation with

Sinatra Properties, LLC and Kushner Companies, LLC

HACKENSACK, NJ, June 26, 2024 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT”) is pleased to announce today that a settlement has been reached between FREIT and certain of its affiliates and Sinatra Properties, LLC and Kushner Companies, LLC, (the “Kushner Parties”) regarding previously reported ongoing litigation. The litigation involved a dispute between the parties related to a purchase and sale agreement entered into on January 14, 2020 (the “Purchase and Sale Agreement”).

The Settlement Agreement between the parties to the litigation provides for the payment of a total of $16.9 million by the Kushner Parties to FREIT and its affiliates, consisting of the release to FREIT and its affiliates of the $15.0 million deposit made by Sinatra Properties, LLC under the Purchase and Sale Agreement and an additional payment of $1.9 million by the Kushner Parties on or before July 26, 2024. The $15.0 million deposit has been received by FREIT and its affiliates.

The Settlement Agreement provides for customary mutual releases, dismissal of the litigation with prejudice and the discharge of lis pendens that had been filed by Sinatra Properties, LLC against the properties that were subject to the Purchase and Sale Agreement. While the settlement does not constitute an admission of liability by any of the parties for any of the claims asserted in the litigation, it does conclude a multi-year dispute between the parties.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400

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